Exhibit 99.1

Press Release	Source: ISTA Pharmaceuticals, Inc.

ISTA Pharmaceuticals Reports Third Quarter 2004 Financial Results

Wednesday October 20, 7:30 am ET

IRVINE, Calif., Oct. 20 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA - News) today reported its unaudited financial results for the third quarter ended September 30, 2004.

ADVERTISEMENTISTA reported a net loss of $17.2 million, or $0.93 per share, for the third quarter of 2004, compared to a net loss of $6.1 million, or $0.46 per share, for the third quarter of 2003. For the nine months ended September 30, 2004, ISTA reported a net loss of $30.8 million, or $1.73 per share, compared to a net loss of $17.4 million, or $1.31 per share, for the same prior-year period. During the third quarter of 2004, the Company recorded a one-time payment of $10.0 million to Allergan, Inc. in connection with the Company’s reacquisition of all rights to market and sell Vitrase® (hyaluronidase for injection lyophilized, ovine) for all uses in the United States and many other markets worldwide. Exclusive of this non-recurring expense, net loss would have been $7.2 million, or $0.39 per share for the third quarter of 2004 and $20.8 million, or $1.17 per share for the nine months ended September 30, 2004.

During July 2004, ISTA launched its first commercial product, Istalol®, a once-a-day, eye drop solution of timolol, a beta-blocking agent for the treatment of glaucoma. Sales of Istalol generated net product sales of $1.8 million for the three and nine months ended September 30, 2004. Cost of sales were $639,000 with a gross profit margin of 64% for the three and nine months ended September 30, 2004. There were no product sales during 2003. ISTA recognizes product sales upon shipment to the customer and records reserves based upon an estimate of returns and allowances. As a result of the launch of Istalol in July 2004, fixed distribution expenses accounted for a higher proportion of net sales in the third quarter of 2004 than would be anticipated for the product over a twelve month period from launch. In addition to product sales, ISTA reported other revenue of $69,000 for both the third quarter of 2004 and the third quarter of 2003, which is attributable to the recognition of the license fee payment received from Otsuka Pharmaceutical Co., Ltd. in December 2001 in connection with the license for Vitrase in Japan.

ISTA’s total operating expenses for the third quarter of 2004 increased to $18.6 million from $6.2 million in the third quarter of 2003 primarily due to the recording of the $10.0 million payment to Allergan and a $1.0 million milestone payment to Senju Pharmaceuticals, Ltd. For the nine months ended September 30, 2004, total operating expenses were $32.6 million, compared to $17.9 million for the same prior-year period.

Research and development expenses were $3.5 million in the third quarter of 2004, compared to $4.4 million for the third quarter of 2003. Our research and development expenses have consisted primarily of costs associated with the clinical trials of our product candidates, compensation and other expenses for research and development personnel, costs for consultants and contract research organizations and costs related to the development of commercial manufacturing capabilities for Vitrase, Istalol and Xibrom(TM). Research and development expenses decreased by $900,000 in the third quarter of 2004 as compared to the third quarter of 2003. This decrease is attributable to a $1.9 million reduction in research and development expenses (primarily as a result of the Company obtaining U.S. Food and Drug Administration, or FDA, approval for Vitrase and Istalol, which resulted in the capitalization of various amounts into commercial inventory and the completion of the Xibrom Phase III clinical study) for the third quarter of 2004 as compared to the prior period offset by a $1.0 million milestone payment to Senju recorded in the third quarter of 2004 upon first commercialization of Istalol. The milestone payment is payable to Senju during the fourth quarter of 2004.

Selling, general and administrative expenses were $15.1 million in the third quarter of 2004, compared to $1.8 million for the third quarter of 2003. Selling, general and administrative expenses increased by $13.3 million in the third quarter of 2004 as compared to the third quarter of 2003. During the third quarter of 2004, a one-time payment of $10.0 million was recorded upon the Company entering an agreement with Allergan, Inc. pursuant to which ISTA has reacquired all rights to market and sell Vitrase for all uses in the United States and many other markets worldwide. Allergan retains an option to commercialize Vitrase for the posterior segment of the eye in Europe. With respect to the $10.0 million payment, ISTA has paid Allergan $6.5 million and the remainder is payable subject to ISTA’s completion of qualified financing. Exclusive of this $10.0 million non-recurring expense, selling, general and administrative expenses increased by $3.3 million, of which $1.9 million relates to sales and marketing expenses associated with the Company’s commercial launch of its approved products. The balance of $1.4 million is due to increases in headcount, consultant costs, bonus accruals and other general corporate expenses principally related to Board fees and compensation accruals.

Net interest income was $155,000 in the third quarter of 2004, compared to $66,000 in the third quarter of 2003. The increase in net interest income is primarily due to the increase of cash available for investment following the Company’s equity financing of $14.7 million in net proceeds completed during the third quarter of 2004.

Cash and cash equivalents and short-term investments totaled $42.8 million at September 30, 2004 compared to $48.5 million at December 31, 2003.

The Company has presented certain of its results of operations for the third quarter 2004 and the nine months ended September 30, 2004 both including and excluding the $10.0 million dollar payment to Allergan, Inc. recorded in the third quarter of 2004. The Company believes that the Allergan payment is a non-recurring expense. Excluding this non-recurring expense from its results is not in accordance with Generally Accepted Accounting Principles (GAAP). Management uses this non-GAAP financial measure to help measure the Company’s current and future financial performance and to identify trends in its financial condition and results of operations. The Company believes these measurements provide supplemental and useful information to assist management and investors in analyzing the Company’s financial position and results of operations, but do not replace the presentation of the Company’s GAAP financial results and should be read in conjunction with those GAAP results. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to identify the results of ongoing operations.

About ISTA

We are a specialty pharmaceutical company focused on the commercialization and development of unique and uniquely improved products for serious conditions of the eye. We recently launched in the United States our first product, Istalol for the treatment of glaucoma, and are currently preparing to commercially launch in the United States our second product, Vitrase for use as a spreading agent. In addition, we have two New Drug Applications, or NDAs, on file with the FDA, which are for Vitrase for the treatment of vitreous hemorrhage and Xibrom for the treatment of ocular inflammation following cataract surgery.

We continue to build our commercial capabilities, including a targeted salesforce, to distribute and market our currently approved products. In this regard, we have hired four regional sales managers and entered into a multi- year service agreement with Ventiv Health, Inc. under which they have provided us with a dedicated nationwide specialty salesforce, which is promoting Istalol exclusively.

Our Products and Pipelines

Istalol

Istalol® is a once-a-day, eye drop solution of timolol, a beta-blocking agent for the treatment of glaucoma. We received FDA approval of Istalol in June 2004 and launched Istalol during the third quarter of 2004. Beta- blockers are a large group of approved medications that block specific receptors in the central nervous system and are used in the treatment of a number of diseases including glaucoma. Timolol maleate, which is currently available from several manufacturers, is the leading beta-blocker to treat glaucoma in the United States. In clinical trials, Istalol, given once a day, has shown efficacy and safety comparable to a timolol maleate solution, given twice a day. We acquired U.S. marketing rights for Istalol under a license agreement with Senju Pharmaceuticals Co., Ltd.

Vitrase

Vitrase® is a highly purified, proprietary formulation of ovine hyaluronidase. In May 2004, the FDA approved our NDA for Vitrase, in a 6,200 USP units multi-purpose vial, for use as a spreading agent to facilitate the absorption and dispersion of other injected drugs. During the third quarter of 2004, we filed a supplemental NDA for Vitrase for use as a spreading agent at a lower concentration of 150 USP units/mL. We believe the 150 USP units/mL product will help facilitate utilization and aid in obtaining appropriate third party reimbursement.

We are also developing Vitrase for the treatment of vitreous hemorrhage and diabetic retinopathy. In October 2002, we submitted an NDA for Vitrase for the treatment of vitreous hemorrhage by injection into the posterior region of the eye. In April 2003, the FDA issued an approvable letter citing issues primarily related to the sufficiency of the efficacy data submitted with this NDA. The FDA requested additional analysis of the existing data and an additional confirmatory clinical study based upon that analysis. We have submitted information to the FDA in response to its comments contained in the approvable letter. We believe that all non-clinical issues have been resolved with the FDA, and we are continuing to assess and discuss with the agency the clinical issues raised in the approvable letter. Based upon these discussions, we will determine the next appropriate steps in the approval process of Vitrase for the treatment of vitreous hemorrhage.

Xibrom

Xibrom(TM) is a topical non-steroidal, anti-inflammatory formulation of bromfenac for the treatment of ocular inflammation, eye pain and photophobia following cataract surgery. Senju launched this product in Japan in 2000. We acquired U.S. marketing rights for Xibrom under a license agreement with Senju. We completed two pivotal Phase III clinical studies of Xibrom in the United States and submitted an NDA, which was accepted by the FDA in July 2004. In these studies, a statistically significant proportion of patients treated with Xibrom achieved treatment success, defined as the complete absence of ocular inflammation, compared to those patients who received placebo.

Caprogel

Caprogel®, a topical gel formulation of aminocaproic acid for treatment of hyphema, has received an orphan drug designation from the FDA. In May 2002, we acquired worldwide marketing rights for Caprogel under a license agreement with the Eastern Virginia Medical School. We are currently conducting feasibility studies for Caprogel’s reformulation and commercialization. Once completed, and if these studies yield promising results, we intend to pursue the remaining Phase III clinical development.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. For example, statements regarding the future prospects or performance of ISTA or its products, financial or otherwise, including but not limited to statements regarding anticipated trends in the gross margin of ISTA’s products, are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: uncertainties and risks related to ISTA’s history of operating losses; the inherent uncertainty associated with financial projections (including but not limited to the lack of any significant product sales history for ISTA to base such projections on); timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks related to ISTA’s ability to continue to sufficiently develop its sales, marketing and distribution capabilities and properly manage its growth; uncertainties and risks regarding ISTA’s ability to consummate strategic partner transactions on favorable terms, or at all, and the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations; uncertainties and risks related to the continued availability of third party sourced products and raw materials on commercially reasonable terms; uncertainties and risks related to successful compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Product Sales, net	$1,784	$0	$1,784	$0
License Fees	69	69	208	208
Total Revenue	1,853	69	1,992	208
Cost of products sold	639	0	639	0
Gross profit margin	1,214	69	1,353	208
Operating expenses:
Research and development	3,502	4,403	12,091	11,753
Selling, general and administrative	15,081	1,794	20,461	6,146
Total operating expenses	18,583	6,197	32,552	17,899
Loss from operations	(17,369)	(6,128)	(31,199)	(17,691)
Interest income, net	155	66	433	269

Net loss attributable to common stockholders	$(17,214)	$(6,062)	$(30,766)	$(17,422)
Net loss per common share, basic and diluted	$(0.93)	$(0.46)	$(1.73)	$(1.31)
Shares used in computing net loss per common share, basic and diluted	18,519	13,322	17,810	13,304

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	September 30, 2004	December 31, 2003
Cash and short-term investments	$42,780	$48,463
Working capital	32,219	44,193
Total assets	48,268	50,182
Total stockholders’ equity	24,824	40,424

Source: ISTA Pharmaceuticals, Inc.